Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX RECEIVES PURPORTED NOTICE OF PARAGRAPH IV

CERTIFICATION AGAINST PATENT FOR MOVIPREP®

RALEIGH, NC, April 9, 2008—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company and its licensor, Norgine B.V., have received a purported notice of Paragraph IV Certification on behalf of Novel Laboratories, Inc. advising of the submission of an Abbreviated New Drug Application (ANDA) for MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution). Novel is a privately-held company that has been affiliated with Elite Pharmaceuticals, Inc. (AMEX:ELI).

Novel’s letter alleges that U.S. Patent No. 7,169,381, owned by Norgine Europe B.V. and listed in the Orange Book for MOVIPREP, is invalid, unenforceable and/or will not be infringed by Novel’s manufacture, use or sale of the product for which the ANDA is submitted. The expiration date for U.S. Patent No. 7,169,381 is September 1, 2024.

Salix has 45 days to commence a patent infringement lawsuit against Novel that would automatically stay, or bar, the U.S. Food and Drug Administration (FDA) from approving Novel’s ANDA for up to 30 months or until a district court decision that is adverse to Salix, whichever may occur earlier.

Salix and Norgine have full confidence in the intellectual property rights that protect MOVIPREP. Moreover, Salix and Norgine intend to use all reasonable means at their disposal to vigorously defend MOVIPREP from any and all generic intrusion.

Norgine B.V., headquartered in Amsterdam, The Netherlands, is a privately-owned, European specialty pharmaceutical company, developing and marketing pharmaceutical products in the therapeutic areas of gastroenterology, hepatology and pain management. Norgine is a leader in this sector in Europe and is unique in having a balanced sales presence across all major markets. The company has over 1,000 employees and sales in 2007 were approximately $350 million.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; generic and other competition; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.